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                      May 5, 2023

       Stefano Gaggini
       Senior Vice President and Chief Financial Officer
       Schnitzer Steel Industries, Inc.
       299 SW Clay Street, Suite 350
       Portland, OR 97201

                                                        Re: Schnitzer Steel
Industries, Inc.
                                                            Form 10-K for the
Fiscal Year Ended August 31, 2022
                                                            Filed October 24,
2022
                                                            File No. 000-22496

       Dear Stefano Gaggini:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services